Registration File No. 333-

As filed with the Securities and Exchange Commission on June 12, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TARGET CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-0215170
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Nicollet Mall Minneapolis, Minnesota	55403-2467
(Address of principal executive offices)	(Zip code)

TARGET CORPORATION 2020 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Michael J. Fiddelke
Executive Vice President and
Chief Financial Officer

Target Corporation

1000 Nicollet Mall

Minneapolis, Minnesota 55403-2467

(Name and address of agent for service)

(612) 304-6073
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐
Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common stock, par value $0.0833 per share	35,000,000 shares	$121.10	$4,238,500,000	$550,157.30

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) based on the average of the high and low sales prices per share of the Registrant’s Common Stock as reported on the New York Stock Exchange on June 5, 2020.

EXPLANATORY NOTE

On June 10, 2020, the shareholders of Target Corporation (the “Company” or “Registrant”) approved the Target Corporation 2020 Long-Term Incentive Plan (the “2020 Plan”), which is incorporated by reference in this Registration Statement on Form S-8. Under the 2020 Plan, 35,000,000 shares of the Registrant’s common stock may be the subject of awards issued to employees, officers, consultants, independent contractors and advisors of the Company or any subsidiary, as well as non-employee directors of the Company.

In addition, the number of shares of common stock available for issuance under the 2020 Plan will be increased by the number of shares subject to awards that were outstanding under the Target Corporation 2011 Long-Term Incentive Plan (as amended and restated on September 1, 2017) and the Target Corporation Long-Term Incentive Plan (as amended and restated on May 28, 2009) on June 10, 2020, the effective date of the 2020 Plan, that subsequently are forfeited or expire or are settled for cash. Such shares may be registered for issuance under the 2020 Plan pursuant to subsequent registration statements or post-effective amendments to registration statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020, filed with the Commission on March 11, 2020, which incorporates by reference certain portions of the Registrant’s Definitive Proxy Statement for its 2020 Annual Meeting of Shareholders filed on April 27, 2020;

(2) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2020;

(3) The Registrant’s Current Reports on Form 8-K filed on March 12, 2020,  March 31, 2020, April 2, 2020, April 16, 2020 and June 11, 2020; and

(4) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-3 filed on May 8, 2018, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) which indicates that all of the securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, nothing in this Registration Statement shall be deemed to incorporate any information from Item 2.02 or Item 7.01 of any Form 8-K, or that is otherwise furnished under applicable Commission rules rather than filed, or any exhibits to the extent furnished in connection with such items.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that, in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3, requires payment by the Registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

The Registrant also maintains a director and officer insurance policy to cover the Registrant, its directors and its officers against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

(4)A	Amended and Restated Articles of Incorporation (as amended through June 9, 2010)(1)

(4)B	Bylaws (as amended through March 27, 2020)(2)

(4)C	Target Corporation 2020 Long-Term Incentive Plan(3)

(5)	Opinion of Faegre Drinker Biddle & Reath LLP

(23)A	Consent of Faegre Drinker Biddle & Reath LLP (included with Exhibit (5))

(23)B	Consent of Independent Registered Public Accounting Firm

(24)	Powers of Attorney

(1) Incorporated by reference to Exhibit (3)A to the Registrant’s Current Report on Form 8-K filed June 10, 2010.

(2) Incorporated by reference to Exhibit (3)B to the Registrant’s Current Report on Form 8-K filed April 2, 2020.

(3) Incorporated by reference to Exhibit (10)D to the Registrant’s Current Report on Form 8-K filed June 11, 2020.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 12th day of June, 2020.

TARGET CORPORATION

By	/s/ Michael J. Fiddelke
Michael J. Fiddelke
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 12th day of June, 2020 by the following persons in the capacities indicated:

/s/ Brian C. Cornell	Chairman of the Board and Chief Executive Officer
Brian C. Cornell

/s/ Michael J. Fiddelke	Executive Vice President and Chief Financial Officer
Michael J. Fiddelke

/s/ Robert M. Harrison	Senior Vice President, Chief Accounting Officer and Controller
Robert M. Harrison

Douglas M. Baker, Jr.	)
George S. Barrett	)
Calvin Darden	)
Robert L. Edwards	)
Melanie L. Healey	)	Directors*
Donald R. Knauss	)
Monica C. Lozano	)
Mary E. Minnick	)
Kenneth L. Salazar	)
Dmitri L. Stockton	)

*Michael J. Fiddelke, by signing his name hereto on the 12th day of June, 2020, does hereby sign this document pursuant to powers of attorney duly executed by the Directors named, filed with the Securities and Exchange Commission on behalf of such Directors, all in the capacities and on the date stated, such persons being the majority of the Directors of the Registrant.

/s/ Michael J. Fiddelke
Michael J. Fiddelke
Attorney-in-fact